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FILE NO. 64887.30
August 19, 2008
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
11th Floor
Bethesda, Maryland 20814
First Potomac Realty Trust Registration Statement on Form S-3
187,340 Common Shares of Beneficial Interest
Ladies and Gentlemen:
We have acted as special securities counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended (the “1933 Act”), with respect to the registration of the resale by the selling shareholders named under the section heading “Selling Shareholders” in the Registration Statement, as it may be amended from time to time, of up to 187,340 common shares of beneficial interest (the “Shares”) of the Company, $0.001 par value per share (the “Common Shares”), issuable, at the Company’s option, upon redemption of units of limited partnership interest (the “Units”) in First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Partnership”).
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
In connection with the foregoing, we have examined the following documents:
(i)	the First Amended and Restated Declaration of Trust of the Company (the “Charter”), certified as of June 15, 2006, by the Maryland State Department of Assessments and Taxation (“SDAT”), and certified by the Secretary of the Company on the date hereof;
(ii)	the Amended and Restated Bylaws of the Company, certified by the Secretary of the Company on the date hereof;
(iii)	resolutions of the Board of Trustees of the Company, dated as of April 3, 2007 and August 19, 2008, relating to, among other things, the preparation, execution and filing of the Registration Statement, each as certified by the Secretary of the Company on the date hereof;

Board of Trustees
First Potomac Realty Trust
August 19, 2008

(iv)	a certificate of the SDAT as to the good standing of the Company, dated as of August 14, 2008;
(v)	a certificate executed by the Secretary of the Company as of the date hereof certifying as to certain factual matters (the “Secretary’s Certificate”);
(vi)	the Certificate of Limited Partnership of the Partnership, dated as of August 22, 1997, as amended, certified by the Secretary of the Company on the date hereof; and
(vii)	the Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2003, as amended (the “Partnership Agreement”), certified by the Secretary of the Company on the date hereof.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures.
As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.
Based upon the foregoing and subject to the other qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:
     1.   The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.
     2.   The issuance of any Shares upon redemption of the Units in accordance with the terms of the Partnership Agreement, has been duly authorized and, if and when issued in accordance therewith, the Shares will be validly issued, fully paid and nonassessable.
In expressing the opinions set forth above, we have assumed that the Shares (i) will not be issued in violation of the ownership limitations set forth in Article V of the Charter, as amended or supplemented as of the date hereof, and (ii) upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter.
     We do not purport to express an opinion on any laws other than the Maryland REIT Law. Our opinion set forth in paragraph 1 above is based solely on a certificate of the SDAT dated August 14, 2008. We express no opinion as to the applicability or effect of any federal or state securities laws, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances, including the securities laws of the State of Maryland.

Board of Trustees
First Potomac Realty Trust
August 19, 2008

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
This opinion is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP